Exhibit 21
Subsidiaries of Registrant

Name	State of Incorporation or Organization

BSSD Group, LLC	Arizona
AZ DP Holdings, LLC	Nevada
BSSD Consulting, LLC	Arizona
Strive Life Management, LLC	Arizona
I9 IP Holdings, LLC	Arizona
I9 Management, LLC	Arizona
Item 9 Properties LLC	Nevada
Strive Management LLC *	Nevada
Airware Holdings LLC	Nevada

*Minority Interest